Exhibit 99.1

TranSwitch Corporation

Second Quarter 2003 Earnings Conference Call

Moderator: Peter Tallian

July 16, 2003

5:30 pm Eastern Time

Operator:

Good evening. My name is (Chasity) and I will be your conference facilitator today. At this time I would like to welcome everyone to the TranSwitch Second Quarter Earnings Announcement conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during that time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Please limit your questions to one question and one follow-up question. Thank you.

I would now like to turn the call over to Peter Tallian. Mr. Tallian, you may begin your conference.

Peter Tallian:

Good afternoon everyone and welcome to the TranSwitch second quarter, 2003 earnings conference call. This is Peter Tallian, the Chief Financial Officer, and I am here with Dr. Santanu Das, the President and Chief Executive Officer of TranSwitch.

The forward-looking statements made during this conference call are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Listeners are cautioned that all forward-looking statements, including, without limitation, statements regarding management’s expectations regarding future business developments and results of operations, management’s plans and objectives for future operations, product development, commercialization and performance, management’s assessment of market factors and company strategy and management’s assessment of the proposed exchange offer transaction, involve risks and uncertainties that may cause actual results to differ from expectations. These risks and uncertainties are detailed in our Form 10-K and Form 10-Q statements and in other of the Company’s filings with the Securities and Exchange Commission and listeners are encouraged to review these documents.

I will now turn over the call to Santanu who will give us a second quarter update.

Dr. Santanu Das:

Thank you Peter. As you have seen from our announcement, our second quarter revenue is better than the guidance we provided in April 2003. Peter will go through a detailed analysis of Q2 while I will provide you with

a) our assessment of the current industry environment,

b) our business and product strategy moving forward, and

c) a review of the positive customer interactions we have had in Q2.

Industry Environment

After a few years of drop in worldwide Capex, we see signs of stability in Capex spending. Capital spending intensity is settling to around 16 percent of total revenue.

We also see some industry analysts predicting that the second half of 2003 will be better than the first half, and that the data-oriented service-revenue and systems revenue will show more growth world-wide when this storm is finally over. This is because data and Internet remain the drivers behind traffic growth.

In summary, while the industry environment continues to be challenging, we see growth opportunity in 2004 because of our data-driven EoS focus.

Our Business Strategy

So what is our strategy in the face of this challenging environment? We are now focusing sharply on SONET / EoS products, targeting the Access and Metro applications. We are investing some resources in other areas, including the technology and products we developed in ONEX. But we are making sure that these products are synergistic with our SONET / EoS product lines. We have already taken significant measures to reduce our expense run-rate, and with this sharpened focus, we believe we can reduce non-personnel related expenses further.

We are striking a balance between our customers’ need for additional products and our objective to reduce our break-even point further.

Why are we focused on the SONET / EoS segment? There are three key drivers: a) through customer design wins, we have validated that this represents a growth segment in the wireline market. Based on current industry data, the market potential of the segments we are addressing, grows from approximately $400 million today to approximately $1billion in 2006; b) We have considerable amount of intellectual property in this area, and c) Our products have been endorsed by all the major systems vendors. Based on these facts, we believe that we are ahead of our competition in this critical marketplace.

Our objective is to be a company that is a specialist in the SONET / EoS area. The service providers look at Ethernet Service as improving their revenues immediately, and EoS products work seamlessly with the current SONET / SDH infrastructure. We have had considerable interaction with our customers’ customers, namely the Service Providers, to validate this market.

We see across-the-board momentum behind the Ethernet Service, not only in North America, but also in Europe and Asia, and we feel that our business and product strategy are in sync with the emerging landscape after this downturn.

Customer Interaction in Q2

Now that I have reiterated our strategy, I would like now to turn to a review of Q2’2003 – specifically the encouraging customer activity we have had.

1) In Q2, we secured 63 design wins at 35 customers. While we remain cautious about the revenue forecast for these new designs, we are encouraged by the fact that about two-thirds of the projected revenue comes from several tier one accounts in the telecommunications industry. The tier one customers who chose our parts for the new designs this quarter include Huawei, Lucky Goldstar, Samsung, Cisco and Lucent.

2) Approximately 60 percent of this quarter’s design wins were obtained in China, Korea and Japan. This is particularly encouraging, as our experience has been that design wins in those regions usually ramp up into production faster than in North America and Europe. We are particularly encouraged by a good design-win in Samsung’s next-generation wireless platform with our CUBIT-3 product.

3) We are very excited about the acceptance that our new EtherMap-3 product has received from leading OEM’s as well as emerging companies. We have shipped product to multiple customers and several OEMs are already testing their new generation systems based on the EtherMap-3. Most of these new designs include new cards that plug into existing systems already deployed in networks to either improve their performance or to allow carriers to offer new services utilizing their existing SONET or SDH infrastructure. We are also seeing that EtherMap –3 design wins are driving wins with our other products including our Phast 3N and TEMx28. From the time of the initial launch of the EtherMap –3 product, we now have a total of 48 design wins of which 9 are with Tier 1 customers. We also have more than 25 additional design-wins that are pending.

4) On the access side, we continue to see evidence of customers recognizing the versatility of our CellBus architecture to meet the technical demands of various applications. One of our major European customers is a sponsoring customer for our Aspen Express. They have recently designed our Aspen Express into several boards, two of which have end user delivery commitments for this fall. We are happy to announce that this European customer already has Aspen Express ready for production. Earlier, we mentioned that we now have a good design-win with CUBIT-3 in Samsung in the wireless platform. CUBIT-3, incidentally, is a CellBus-based product.

5) Overall, our design wins this quarter have largely included new products, which is an indication that these products are addressing the needs of the engineering community. A further benefit of the acceptance of the design wins based on new products is the lack of inventory in the channel for these products.

While we are enthusiastic regarding our long-term prospects, the immediate business conditions remain challenging. For instance, a significant portion of our revenue in Q2 came from strong Aspen shipments to Siemens. While we have also received orders from other customers for replenishing inventory of legacy products, the pattern continues to be uneven. This overall uneven pattern makes the revenue visibility limited and the pattern of recovery uneven. Also, third-quarter traditionally is challenging for the telecom market because of vacation schedules in Europe and Asia.

Based on all these factors, our estimated revenue for the third quarter of this year is approximately $4.5 million.

In summary, I would like to emphasize the following:

a) Our strategy to focus on EoS/SONET segment has been validated through our interactions with our customers, as well as the service providers. We see across-the-board momentum behind EoS service.

b) We have been able to preserve our core team even in the face of a very challenging environment. This, combined with our intellectual property portfolio, gives us a competitive edge.

I will now turn you over to Peter Tallian, who will review the financial highlights of last quarter.

Peter Tallian:	Thank you, Santanu.

I will review our second quarter results and then provide guidance for the third quarter of 2003. Given recent SEC guidelines, we are no longer providing pro-forma or other non-GAAP financial information.

Net revenues for the quarter were $ 6.6 million. Net revenues in Q1, 2003 were $4.1 million. Net revenues were up from $4.5 million a year ago.

The mix of our geographic revenues for the quarter were approximately 19% North American and 81percent foreign. Key customers this quarter include Siemens, Tellabs and Nortel. These 3 customers make up approximately 75 percent of our second quarter product shipments. The largest of these three customers was Siemens, which contributed 56 percent of our second quarter revenue. SONET revenues were 23 percent, ASYNCH revenues were 14 percent, ATM revenues were 61 percent and other product revenues were 1 percent.

Gross profit for the quarter was $3.3 million. Gross profit was $2.7 million in the prior quarter and $2.9 million in the same quarter a year ago. Gross margin for the quarter was 50 percent of net revenues, which is down from 67 percent in the prior quarter. This margin was impacted by two factors; an excess inventory charge totaling $1.5 million and a cost of sales benefit from the sale of previously reserved inventory totaling $1.7 million. Gross margins will continue to vary widely at these low revenue levels.

Research and development expenses were $10.5 million for the quarter, essentially flat to the prior quarter. We currently have five products in the later stages of development. Our development teams have absorbed the impact of our first quarter workforce reductions and are moving forward positively.

In Marketing and Sales, expenses were $2.7 million for the quarter, flat to the prior quarter.

Our General and Administrative expenses were $1.2 million, down from $1.5 million in the prior quarter due to lower professional fees.

The net loss of $12.6 million for the second quarter of 2003 yields a diluted loss per share of 14 cents. We had approximately 90 million shares outstanding.

Our balance sheet shows a cash and investment position of $179 million. Accounts Receivable were $3.1 million, up from Q1 due to stronger Q2 sales. DSO at the end of the quarter was flat to Q1 at 42 days. Inventory stood at $3.0 million at the end of the quarter versus $4.3 million in the prior quarter.

Total cash burn for the quarter was $12 million.

Our net cash position at the end of the quarter was approximately $65 million down from $77 million in the prior quarter. We have $114 million of convertible notes outstanding, which are due in September, 2005. We did not repurchase any notes during the quarter.

Our Book to Bill ratio for Q2 was below 1.

In the second quarter, we returned to the Nasdaq national market.

I will now provide you with some guidance for the third quarter.

As Santanu outlined, we are guiding third quarter net product revenues to be approximately $4.5 million. This estimate takes into account the lack of visibility in the wireline market and our assessment of OEM requirements during the seasonally slow third quarter. Our third quarter revenues will continue to reflect the strength of our Aspen business with Siemens.

Based on our current revenue outlook and product mix, our third quarter gross margin guidance is in the low 50 percent range. Our margin will continue to fluctuate due to the impact of product mix at current revenue levels and continue to face pressure as a result of fixed cost absorption of our production operations.

Our expense guidance for the third quarter reflects higher expenses due primarily to fabrication costs. The workforce reductions to date have reduced our headcount to approximately 282 from our year-end headcount of 366. Our second quarter guidance is for R&D expenses to increase by approximately $1.5 million to $2.0 million from the $10.5 million we spent in Q2 due primarily to higher fabrication costs as our product line continues to expand. Marketing and Sales and General and Administrative costs will be essentially flat quarter to quarter.

In the third quarter, given the net revenues, gross margin and operating expense assumptions we have outlined, we expect our operating loss to be in the $14.0 to $14.5 million range. Other charges primarily related to the equity losses of our investment in Optix Networks are estimated to be approximately $1.0 million for the third quarter.

Net interest expense is estimated to be approximately $1.0 million. Our third quarter guidance does not reflect the potential impact of our proposed bond exchange. Furthermore, we are currently evaluating any further impact of the application of Fin 46 and consequently have not included any potential charges in our third quarter guidance.

We are estimating a third quarter diluted loss per share in the 18-19 cent range. Our share count is approximately 90 million shares.

Our estimate for third quarter total cash burn is between $13 – 15 million. This estimate includes higher cash requirements for fabrication costs and the assumption that we will be making our September interest payment on our existing 2005 note.

These are very challenging times for our industry and for TranSwitch. We are continuing to take the difficult but necessary steps to reduce our operating costs and cash burn. We will continue to take additional steps to ensure the financial vitality of our company for the long-term. This vitality continues to depend on the balance between customer driven product requirements and our operating model.

We will now take your questions.

Operator:

Thank you. At this time I would like to remind everyone in order to ask a question, please press Star then the number 1 on your telephone keypad. Please limit your questions to one question and one follow-up question. We will now pause for just a moment to compile the Q&A roster.

Your first question comes from Jeremy Bunting of Thomas Weisel Partners.

Jeremy Bunting:

Hi. Thanks very much. I was wondering, Santanu, if you could share with us your observation of the telecommunications market in each region in terms of what is the interest level in deploying new equipment and hence new products from you that is an incremental add to current equipment?

Santanu Das:

Well, Jeremy, I wish I knew the answer. I think I do, but I’ll still attempt. If I look at North America, the most of interest is on data oriented IT based products. In Europe we see still quite a bit of interest in the SONET/SDH equipment.

But the most proper deployment now taking place in demand are in the DSLAM area. In Asia and China we see wireless, DSLAM, and interest also in all old TDM Legacy equipment. In fact, we had a number of design wins there.

But we see tremendous interest in China on equipment or plug-in cards for deploying Ethernet services. Japan is going almost 100% on data oriented IT based equipment. In Korea we see again trend more following Japan.

The design wins we have in Samsung etc. are mostly for export market to countries like India, countries like China, and they are mostly in wireless and Legacy component SONET/SDH equipment. I don’t know whether I answered your question.

Jeremy Bunting:

Actually, thank you. That’s very helpful. If I could just follow up a little bit more specifically on the prospects for Ethernet over SONET. Where do you expect large scale deployments to begin from a regional basis and what do you sense might be the timeframe for that?

Santanu Das:

We see large scale deployment in China starting even first quarter of next year. If I go by the assessment of one of our customers, I cannot reveal the name, that a new plan in China, their demand for our Ethermap-3 chips and I don’t want you to use it as an illustrative example, is next year 3000 pieces of Ethermap-3 per month. So they see very quickly going into production and Ethermap Service deployed in China—Chinese network. This is one customer in China.

So we see because of the regulatory situation and I indicated last quarter, even though there is momentum across the board it will be easier to deploy those kind of services in countries like China, Korea, Japan because of the regulatory situation. And I see them going into production in a large scale manner earlier than our European or North American customers.

Jeremy Bunting:

And so seeing the fact that you can get equipment qualified there faster than what we have come to expect in Europe and the USA, do you expect that we can move from say initial fields in (unintelligible) testing to full deployment within say, six months?

Santanu Das:	Yes.

Jeremy Bunting:	Okay. Thank you very much. That’s helpful.

Santanu Das:

For two reasons. One, most of the equipment is already deployed in the network and the equipment is already qualified. So what needs to be qualified is a particular plug-in card and some interoperability test.

For instance, on the other hand, and maybe somebody else’s equipment and they are to make sure that their Ethernet card using our chip will work with the other company’s equipment hopefully using our chips or an FPGA

Jeremy Bunting:	Okay, Santanu, thanks very much.

Operator:	Thank you. Your next question comes from (Gary Curtis), a private investor.

(Gary Curtis):	Hello. Thank you very much for taking my call. I guess I don’t quite understand the concept of design win and then how that translates into subsequent orders. Is this -

this is obviously an important measure the way you’re speaking of it. Does this mean that a client is taking your product and is testing it?

And I think this may relate to the earlier question about how long is the testing and when would they be in a position on average to actually execute an order. Could you elaborate on that a little bit?

Santanu Das:

The concept—the definition of design win varies from company to company. In our case, we call it a design win when our regional sales director or sales team confirms that the customer is designing a board based on our chip and it is verified independently by somebody else in the marketing.

Also if our chip is in the authorized, approved component list of a customer because Ethermap-3 is a new product. So the customer will have to have in their authorized component list that part number. And we need to get 10 pieces ordered — and paid orders, not free orders, by the customers.

That’s proof that the customer is designing their board. If it is an existing platform and if it’s in a country like China, the board can go into production in less than six months. If it is a new platform then the whole platform has to be qualified. Then it will take, even in China a little bit more. In the United States then—or Europe, the testing cycle, pre-trial cycle is a little bit longer.

But even in the US and Europe, most of the design are at least Ethermap-3 chips are an existing product with a new board so the testing and field trial cycle will be a lot less. So I hope I have answered your question.

(Gary Curtis):

Just a follow-up to that, that helps a lot. So basically you’re saying that each one of these wins as defined—as you just defined them is basically the—a client looks at your chips and then about six months later maybe at the earliest if it’s an existing platform, they can—you would expect depending upon their market conditions that would turn into subsequent orders.

Is—this is a little more difficult question maybe, what is your projection if you take—50% of these folks actually in six months start ordering from you, what is the average that you can estimate that each one of those clients would turn into in terms of orders?

Santanu Das:	Well it depends from platform to platform, which market, etc.

(Gary Curtis):	Right.

Santanu Das:	And not everybody goes into production. Sometimes for the same potential contract maybe three or four companies are competing.

For instance, Samsung and Hyundai in both of those companies we have design wins with our Cubit products. But it turned out in the last round at least for full year deployment one of them, and I cannot tell you which one, got the contract. In the next round the other company might get the contract. And it goes on like this.

So it is very difficult to predict what is going to happen. But if I take the example which I gave you, so 36,000 pieces would translate to roughly $3 million, for Ethermap-3 for the customers if their prediction is correct.

And for all I know, they could be very successful in their prediction—could be correct. But on the other hand, the possibility exists that they might not get the contract.

(Gary Curtis):	Sure, sure.

Santanu Das:	So one chip in one platform if they’re successful could translate into quickly the early $3 million.

(Gary Curtis):	Thank you very much. That’s very helpful.

Operator:	Thank you. Your next question comes from (Chris Cook) of (Unintelligible).

(Chris Cook):	Hi, thanks. What was depreciation and amortization in the quarter and cap ex in the quarter and cash restructuring costs in the quarter please?

Peter Tallian:

Hi (Chris). Depreciation was a little under $3 million, about $2.8 million. Cap ex in the quarter was just shy of $1/2 million and the third question that you asked, I didn’t quite get what that question was.

(Chris Cook):	Cash restructuring costs paid in the quarter.

Peter Tallian:	Cash restriction costs.

(Chris Cook):	Cash restructuring costs.

Peter Tallian:	Oh, cash restructuring costs, I’m sorry. Cash restructuring in the quarter was about $3/4 million.

(Chris Cook):	Okay. And expectations for cash restructuring costs going forward?

Peter Tallian:	Going forward I don’t expect that there are going to be material cash restructuring costs going forward based on the, you know, restructurings that we have done to date.

Obviously if we need to continue to restructure, that may change the forecast. But based on the restructurings that we have announced to date, I don’t expect that there’s going to be a material change quarter to quarter to what you saw in Q2.

(Chris Cook):	Okay, great. Thanks.

Operator:	Thank you. Your next question comes from (Stanley Cohen) of Atrium Advisors.

(Stanley Cohen):

Hi. If I heard you correctly, in your opening remarks you sort of casually mentioned Cisco and Lucent as design wins for the Ethernet Over SONET product. Last month both of those companies announced a win with Bell South to deploy Ethernet Over SONET-1. Would that be the products that include your chip?

And number two, when do you think that would be deployed because that seems like a pretty big opportunity there also.

Santanu Das:

First of all, that would be an example of a product from Cisco where Ethernet (unintelligible) chip will go. I—let me finish. They have, if I understand right and I cannot speak for them, that they have an existing solution (unintelligible) and those solutions—that solution does not have all the functions and features including a very important function called (unintelligible).

So what we expect is as soon as they get production with our board, and it is our expectation and our belief that their existing solution will be replaced by the new board and our solution.

(Stanley Cohen):

For the Bell South deployment, okay. And excuse me for this question, but I couldn’t quite make out the—could you quickly repeat those numbers you were talking about the potential China design win opportunity? Was it $3 million a year? I just didn’t understand what you said.

Santanu Das:	(Unintelligible) China. I was giving example of, you know, a possibility of one customer.

There is a customer, they are not so big but they’re quite well established in China. They have design wins—we have design wins in a number of boards with (unintelligible) chips.

We have had interactions with them. Based on those interactions their forecast that if they’re successful and if they get the contract which they are bidding for, their volume requirement for next year for Ethernet (unintelligible) chip from us could be as much as 3000 pieces per month for the whole year, translating into 36,000 pieces for the year which roughly will be $3 million in revenue for us — from one customer.

And that’s what I said. But I did not say that they are going to win the contract or not. They are very hopeful, we are very hopeful, we are working very hard to make them successful.

Operator:	Thank you. Your next question comes from (Anthony Gello), a private investor.

(Anthony Gello):	Good afternoon gentlemen. Congratulations on the effort that you put into the design wins.

Peter, I have a question for you. Now that we are back on the NASDAQ and we are—we do comply with their requirements, as long as we continue to stay on the NASDAQ, does that preclude the need for a reverse split?

And also I would like to know what the status of the convertible bond was, that tender offer that was made. Was it—how many bonds actually were tended? If you could update us on that. Thank you.

Peter Tallian:

On your first question on the reverse split, as we’ve discussed on prior calls, there were a multiple of reasons to potentially do the reverse split. The primary one was to maintain our listing. But there were also secondary considerations that the Board may elect to do a reverse split.

The primary one in terms of maintaining our listing has essentially—has gone away because we are back on the national market, NASDAQ national market. Are there still potentially some opportunities for a need to do a reverse split? The potential is there, but I don’t consider them likely.

On the tender offer, let me be very specific. What we filed with the SEC was the prospectus to do an exchange of 2005 notes into a 2007 note. We have not yet commenced that exchange. We are still going through the registration process.

We have not tendered for any bonds in the second quarter, so this is a transaction that is still in registration with the SEC and is more fully described in the SEC documents that we have filed.

(Anthony Gello):	Thank you very much.

Operator:	Thank you. Your next question comes from (Arjan Barkus), a private investor.

(Arjan Barkus):

Peter and Dr. Santanu Das, this—it seems to me you folks have a long ways to go toward your revenue for $18 million in every quarter and that’s what you need I believe for a break-even. And it appears—it also appears to me that we are still burning a lot of cash. And so I guess, could you go over the survival strategy if the revenue doesn’t pick up as fast?

Peter Tallian:	Very good question. The survival strategy can really be described in a number of different ways.

Number one, based on the information that we have, based on the customer conversations we have, we certainly continue to believe that there will be a modest return to revenue growth as we look into the latter half of ‘03 and into the ‘04 timeframe.

Obviously, given the limited visibility it’s very hard to make a prediction but I can tell you that our strategy all along has never been to run a business that does between $4-1/2 million and $6 million of revenue a quarter.

So step one of the survival strategy is to continue to work with the worldwide customers we have, to drive the products that they need, and consequently to drive the revenue that we need to continue to grow the business.

The second part of the survival strategy is to continue to thoughtfully and prudently decrease the expenses that we have. As I highlighted today, we are down to approximately 282 employees. We did roughly a 25% workforce reduction in January. That was the fourth one that we did and we’ll continue to prudently manage our expenses to drive down the overall operating expense level to maintain the cash balance that we have.

The third part of our survival strategy is to continue to keep a very close eye on our balance sheet, restructure our balance sheet as necessary to improve our capital structure, the bond exchange offer that we announced in the middle of May was another in many steps that we’ve taken to strengthen our balance sheet and strengthen our cash position.

So those are really the three key elements. The key driver is our customer relationships and the products that the customers want to buy, are designing, and continue to rely on TranSwitch to deliver to them.

And obviously the customers that we’ve described would not be buying, would not be designing with us if they did not have very solid confidence in our long term vitality — not just viability, but vitality.

So it’s a balancing act. We’ve talked about that balancing act each time that we, you know, talk to investors on a quarter by quarter basis and we will continue to balance it.

We are very, very well aware of the cash burn, very, very well aware of what we need to do to continue to be a strong long term business. But while it’s very easy to cut expenses, we are continuing to manage the business for the long run and continuing to meet the objectives that I’ve just talked about.

So that, in a couple of minute summary (Arjan), is a strategy that we have followed since the downturn. Frankly, it’s the strategy that the company has followed since it was founded in 1988, and it continues to be the strategy we’re going to follow going forward.

(Arjan Barkus):	Any talks on selling the business or that hasn’t come up?

Peter Tallian:

Look, we look at a variety of strategic alternatives, you know, given that we need to execute the fiduciary responsibility we have to return the best return to our shareholders, would that be one of the considerations that we would think to? The answer to that is yes.

However, as we evaluate where we are and the value we can bring to shareholders, while we’re not excluding that, we continue to believe that maintaining our independence provides the best long run return to the shareholders and we will continue to focus on that strategy.

However, as prudent businessmen, we don’t exclude any particular strategy but at this point independence continues to be what we believe is in the best long term interest of our shareholders and our customers.

Operator:	Thank you. Your next question comes from (Walter Shinker) of Titan Capital.

(Walter Shinker):	Thank you. This marks approximately two years of the company announcing at least six quarters, maybe seven or eight, significant design wins of 35 to 65 per quarter.

And in some of the past quarters there were indications of some of those design wins being significantly into China. Yet despite roughly a two year period now has gone by when revenues have generally been at or under $5 million a quarter in revenue.

What makes the current level of design wins, aside from being slightly higher, that different from the design wins you’ve talked about over the last year and a half to two years which have yet to result in any meaningful revenue for the company?

Santanu Das:	What makes the difference is that most of the design wins are with new data oriented products and we believe that the growth opportunity is in those kind of equipment and very, very soon.

Secondly, we have had design wins in Lucent, Nortel, (unintelligible) customer with all kinds of products. But as we have seen from the recent announcement from (unintelligible) they see still a lack of ability in their (unintelligible).

So some of those design wins are sort of sitting there but as I indicated during my presentation, we see finally some stability in the cap ex spending and we see growth opportunities next year. The growth opportunities will be mostly in data oriented products.

All this makes us optimistic that there will be a pick-up in equipment demand in 2004. And that’s the only thing I can tell you.

(Walter Shinker):

It’s just that, again, just on a similar note though, you had approximately 200 design wins in 2002. I believe it was 202 design wins. What if any revenues are currently being generated from those 200 design wins?

Santanu Das:	Some of this—the revenue which you see even though it is low are from those new design wins. I don’t have the exact breakdown.

Operator:

Thank you. Once again, I would like to remind everyone in order to ask a question, please press Star then the number 1 on your telephone keypad. Please limit your questions to one question and one follow-up question.

Your next question comes from (Bernard Levine), a private investor.

(Bernard Levine):

Good afternoon. I’ve been an investor for many years at this point. The price was all the way up at $85 and fluctuating thereabout and has come all the way down to 33 cents. And, you know, the last couple of weeks it’s gone from 50 cents all the way up to $1.81. Is there anything that has sparked so much interest in the stock that it has risen so fast?

Peter Tallian:

It’s a good question. There’s been a number of factors that have contributed very broadly speaking to the stock price. I would direct your attention that the overall market has moved up especially the (com semis), number one. Number two, the broader market indices have moved up.

Number three, I think as investors continue to look at and understand the direction of the trends which is going in, our focus on Ethernet over SONET, our continued efforts to put the optimal capital structure in place, I think there’s a number of company specific factors that investors are considering.

So more broadly than that, I really can’t comment in terms of what moves a particular stock price. But I would direct your attention to those three broad factors.

(Bernard Levine):	Thank you very much.

Peter Tallian:	Operator, we have time this afternoon to take one more question.

Operator:	Thank you. Your final question comes from (Dave Miller) of Elliott & Associates.

(Dave Miller):	Hi.

Peter Tallian:	Hi (Dave).

(Dave Miller):	Is the company still on track to reach its goal of $11 million in quarterly operating expenses by the fourth quarter?

Peter Tallian:	The answer to your question is we continue to track and continue to work to bring our operating expenses down to approximately $11 million per quarter.

As we continue to evaluate the market opportunities we have and the product requirements that our customers have, at this point we are cautious in terms of exactly when we will achieve that $11 million of operating expenses. It is our next milestone in terms of where we need to go to continue to drive down operating expenses.

But at this point we are not being specific in terms of the exact quarter or timeframe that we’re going to achieve that number. And the reason for that is as we continue to work with our customers and what their requirements are, we need to balance those requirements versus continue to drive down the operating expenses.

This is not to minimize the importance that we attach to driving down operating expenses. What it more closely reflects is exactly, you know, the timing and kind of balancing. It goes back to balancing as I’ve talked about earlier, the balancing in terms of customer requirements versus preservation of cash.

(Dave Miller):	Thank you.

Operator:	Are there any closing remarks sir?

Peter Tallian:	We have a brief set of closing remarks.

Santanu Das:

In conclusion, I would like to reiterate that we are encouraged by the very positive customer activity we have seen in Q2. We are also encouraged by the fact that we see some new order flow even though it is uneven.

We also do recognize that these are challenging times and we need to continue to drive down our expenses. We are now focusing the company mostly on the side of which in the EOS area, we see momentum there in the segment, not only in North America but also in Asia and Europe. We believe our product strategy will position us strongly in the emerging landscape in 2004 and beyond.

Thank you all.

Peter Tallian:	Thank you. That concludes our call for this afternoon.

Operator:	Thank you for joining the TranSwitch Second Quarter Earnings Announcement. You may now disconnect.

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